Exhibit 10.1
CONSULTING AGREEMENT
Consultant is retiring from his employment with the Corporation on November 30, 2007. The Corporation wishes to retain Consultant to provide certain limited consulting services, as defined in the Section titled “Scope”, below (the “Consulting Services”) for a three month period commencing December 1, 2007 and ending February 29, 2008. The Corporation and Consultant wish to enter into an agreement under which Consultant will perform the Consulting Services as an independent contractor.
Scope:     The C.E.O. of the Corporation has requested John Brocci provide consulting services from December 1, 2007 through February 29, 2008 in transitioning his current duties and responsibilities to others within the organization and performing special assignments and/or projects as requested by the CEO (collectively, the “Services”).
Agreement     Kaydon Corporation (the “Corporation”) seeks to benefit from the experience and expertise of John Brocci (the “Consultant”) by retaining the Consultant to provide the Services outlined in the Scope above. The parties agree that Consultant’s duties and responsibilities as they existed prior to retirement on December 1, 2007 will cease on that date, that Consultant will have no day-to-day line responsibilities after that date and that his role will be limited to providing advice and guidance to those to whom such responsibilities have transitioned. The Consultant is willing to perform Services for the Corporation under these terms and accordingly, the Corporation and the Consultant agree as follows:
1)	Relationship of the Parties: Consultant’s relationship with the Corporation is that of an independent contractor and nothing in this Agreement is intended to or should be construed to create a partnership, agency, joint venture or employment relationship. Except for all Corporation benefits which have inured to John Brocci based upon his prior employment by the Corporation, Consultant agrees that the Services he will provide under this Agreement do not entitle him to any benefits that may be available to the Corporation’s employees, including, but not limited to: vacation pay, holiday pay; health care, life insurance, pension benefits, 401k plan benefits, etc.

Consultant will have no authority to enter into contracts or agreements on behalf of the Corporation or to obligate the Corporation in any manner without the express written consent of the CEO. Consultant is not an agent of the Corporation and does not have, nor will he hold himself out as having, any right, power or authority to create any contract or obligation, either expressed or implied, on behalf of, in the name of, or binding upon the Corporation, or to pledge the Corporation’s credit or to extend credit in the Corporation’s name. The Corporation is interested only in the results obtained by Consultant, who will have sole control of the manner and means of performance under this Agreement.

2)	Services: The Consultant will provide advice, counsel and Services to the Corporation as provided in the Scope above.

3)	Duration: This Agreement covers the period from December 1, 2007 through February 29, 2008.

4)	Expenses: The Corporation will provide the Consultant prompt reimbursement for all necessary business expenses (including but not limited to mileage for the use of his personal vehicle per IRS rules, lodging, air travel, meals, etc.) associated with his carrying out Services for the Corporation.

5)	Compensation and Other Special Considerations: As full consideration for the Services provided by the Consultant, the Corporation will:
a)	At the first of each calendar month for the months of December 2007, January 2008 and February 2008, pay the Consultant $15,617.00; and,

b)	On February 29, 2008, the Corporation will pay the Consultant a ‘contractual completion bonus’ of $300,000.00.

c)	The Consultant’s Ann Arbor home is for sale. Should his home sell during the period of October 1, 2007 through February 29, 2008 such that he is required to find temporary housing in the Ann Arbor area in order to fulfill the terms of this Agreement, the Corporation will reimburse the Consultant for reasonable temporary living expenditures as approved by the CEO.

d)	As an inducement to John Brocci to enter into this Agreement with the Corporation, the Corporation agrees that it will pay the ‘contractual completion bonus’ regardless of cessation of this Agreement on account of John Brocci’s death, disability or for any other reason except for John Brocci’s voluntary termination of the Agreement prior to February 29, 2008 or upon termination of this Agreement by the Corporation ‘For Cause’. ‘For Cause’, for purposes of this Agreement, is defined as the commission of fraud or a felony (other than a felony involving a motor vehicle not involving alcohol or drugs) by Consultant, willful or gross misconduct by Consultant relating to the Services, or the commission of any other intentional act by Consultant that causes substantial injury to the Corporation. It is understood the use of the For Cause standard affects John Brocci’s entitlement to the ‘contractual completion bonus’ only and does not generally limit the Corporation’s ability to terminate this Agreement for any reason or no reason at all and does not affect in any way all benefits that inured to Consultant prior to his retirement from the Corporation.
6)	Taxes: Consultant will pay all taxes however designated which are levied or assessed upon Compensation paid to the Consultant under this Agreement. The Corporation will issue a 1099 to the Consultant for all Compensation paid.
7)	Survival of Obligations: The termination or expiration of this Agreement will not terminate any of the Corporations’ obligations accrued prior to such expiration/termination. Further, should any governmental authority determine this Agreement results in any deleterious affects on the compensation or benefits which inured to John Brocci as an employee of the Corporation, from March 2, 1989 through November 30, 2007 (in particular, benefits from the Kaydon Corporation Retirement Plan and the Kaydon Corporation Supplemental Executive Retirement Plan), the Corporation shall provide a full and complete legal defense for the Consultant; and should a court of competent jurisdiction determine any negative effect to John Brocci’s compensation and benefits, the Corporation shall make him whole including any tax consequences and penalties.
8)	Restrictive Covenants: The Corporation and Consultant agree the Consultant can render consulting services to others providing such service are not with a competitor (as defined on form IR-956) and the Consultant does not violate his existing restrictions that continue to operate as a result of his prior employment with the Corporation. Further, the Consultant acknowledges as an employee he was subject to confidentiality, non-disclosure and other relevant restrictions and agrees such restrictions continue during the period of this Agreement and beyond.
9)	Indemnification: The Corporation will indemnify and reimburse Consultant for the following losses incurred by Consultant during or following the term of this Agreement to the extent arising out of, or as a result of, the Consultant’s entering into, or performing services under, this Agreement. The losses include expenses incurred by Consultant attributable to personal injury of Consultant, damage to Consultant’s property, and liability imposed on Consultant to third parties based on his performance under this Agreement. Notwithstanding the foregoing, no indemnification will be made under this Section:
1)	On account of Consultant’s conduct which was knowingly fraudulent, deliberately dishonest, or which constituted willful misconduct;
2)	On account of Consultant’s conduct which was in bad faith such that Consultant did not reasonably believe it to be in, or not opposed to, the best interests of the Corporation or its shareholders, or that produced an unlawful personal benefit; or

3)	With respect to a criminal proceeding, if Consultant had no reasonable cause to believe that his conduct was lawful.
In addition, the indemnifiable losses also include any diminution of any qualified or nonqualified pension benefit earned by Consultant while he was an employee of the Corporation from March 2, 1989 through November 30, 2007, any expenses incurred by Consultant in contesting any asserted diminution, and any tax, interest or penalty imposed on Consultant under Section 409A of the Internal Revenue Code attributable to amounts paid under this Agreement or under the Kaydon Corporation Supplemental Executive Retirement Plan.
Reimbursement to Consultant under this section is subject to the following limits:
(a)	The amount eligible for reimbursement during a taxable year of Consultant may not affect the amount eligible for reimbursement in any other taxable year;
(b)	The reimbursement of an eligible amount must be made on or before the last day of Consultant’s taxable year next following the taxable year in which the expense being reimbursed was incurred by Consultant; and
(c)	The right to this reimbursement is not subject to liquidation or exchange for any other benefit.
10)	Governing Law: This Agreement will be governed in all respects by the laws of the State of Michigan.

Consultant	Corporation

/s/ John F. Brocci	/s/ James O’Leary

John F. Brocci	James O’Leary

Dated: November 19, 2007	Dated: November 29, 2007